Exhibit 8.3
August 11, 2006
IPC Holdings, Ltd.,
          29 Richmond Road,
                    Pembroke, HM 08 Bermuda.
Ladies and Gentlemen:
          We have acted as counsel to IPC Holdings, Ltd. (the “Company”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the prospectus supplement, dated August 9, 2006 (the “Prospectus Supplement”) to the Company’s basic prospectus, dated April 27, 2006 (the “Basic Prospectus” and together with the Prospectus Supplement, the “Prospectus”). We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to the common shares of the Company that may be offered under the Prospectus, the statements set forth under the caption “Certain United States Federal Tax Considerations For Holders of Common Shares” in the Basic Prospectus, as modified by the statements set forth under the caption “U.S. Federal Tax Considerations” in the Prospectus Supplement, are accurate in all material respects.
          We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit and the reference to us under the heading “Certain United States Federal Tax Considerations For Holders of Common Shares” in the Basic Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP